FILED PURSUANT TO RULE NO. 424(b)(3)

PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-43142
(To Prospectus dated January 29, 2002)




                             [HOLDRS WIRELESS LOGO]




                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------        -------    --------------
           Aether Systems, Inc.                                        AETH           1            NASDAQ
           AT&T Wireless Services                                      AWE           40             NYSE
           Crown Castle International Corp.                            CCI            4             NYSE
           Deutsche Telekom AG *                                        DT         18.4841          NYSE
           Ericsson LM Telephone Company *(1)                         ERICY          74            NASDAQ
           Motorola, Inc.                                              MOT           41             NYSE
           Netro Corporation, Inc.                                     NTRO           1            NASDAQ
           Nextel Communications, Inc.                                 NXTL          16            NASDAQ
           Nextel Partners, Inc.                                       NXTP           4            NASDAQ
           Nokia Corp. *                                               NOK           23             NYSE
           Qualcomm Incorporated                                       QCOM          13            NASDAQ
           Research In Motion Limited                                  RIMM           2            NASDAQ
           RIF Micro Devices, Inc.                                     RFMD           4            NASDAQ
           SK Telecom Co., Ltd. *                                      SKM           17             NYSE
           Sprint Corporation--PCS Group **                            PCS           21             NYSE
           Telesp Celular Participacoes S.A. *(2)                      TCP            3             NYSE
           United States Cellular Corporation                          USM            1             AMEX
           Verizon Communications                                       VZ           17             NYSE
           Vodafone Group p.l.c. *                                     VOD           21             NYSE
           Western Wireless Corporation                                WWCA           2            NASDAQ

           -------------------------------
              * The securities of these non-U.S. companies trade in the United States as American depositary receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

              ** The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

                  (1) As a result of a rights distribution by Ericsson LM Telephone Company, a component of Wireless HOLDRS, each shareholder of record of an American Depositary Share of Ericsson as of August 13, 2002 received 1 Ericsson right, or
                  0.74 Ericsson rights per Wireless HOLDR. Holders of a whole Ericsson right were entitled to purchase an American Depositary Share of Ericsson at a price of Swedish Krona 3.80, payable in U.S. dollars. The distributed rights expired on August 27, 2002.

                  (2) As a result of a rights distribution by Telesp Celular Participacoes S.A., a component of Wireless HOLDRS, each shareholder of record of an American Depositary Share of Telesp Celular as of July 11, 2002 received 1.55642832 Telesp Celular rights, or 0.0466928496 Telesp Celular rights per Wireless HOLDR. Holders of a whole Telesp Celular right were entitled to purchase an American Depositary Share of Telesp Celular Participacoes at a price of $3.25. The distributed rights expired on August 7, 2002.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2002.


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